Exhibit 99.4

ABIGAIL ADAMS NATIONAL BANCORP, INC.

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007, and 2006

McGladrey & Pullen, LLP

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Abigail Adams National Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.”

We were not engaged to examine management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 and, accordingly, we do not express an opinion thereon.

                                     /s/ McGladrey & Pullen, LLP
Frederick, Maryland
April 15, 2009

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2008 and 2007
(Dollars in thousands)

	2008	2007
Assets
Cash and due from banks	$14,166	$15,567
Federal funds sold	6,722	12,816
Interest-earning deposits in other banks	2,659	20,380
Total cash and cash equivalents	23,547	48,763

Investment securities available for sale, at fair value	62,814	66,392
Investment securities held to maturity, at amortized cost (market values of $3,226 and $13,269 for 2008 and 2007, respectively)	3,175	13,309
Loans	324,764	307,483
Less: allowance for loan losses	(12,514)	(4,202)
Loans, net	312,250	303,281
Premises and equipment, net	4,994	4,985
Other assets	16,901	9,145
Total assets	$423,681	$445,875

Liabilities and Stockholders' Equity
Liabilities:
Deposits
Noninterest-bearing deposits	$67,193	$74,833
Interest-bearing deposits	279,768	312,109
Total deposits	346,961	386,942
Short-term borrowings	24,477	8,494
Long-term debt	26,132	15,120
Other liabilities	1,830	3,880
Total liabilities	399,400	414,436
Commitments and contingencies (Notes 10, 12 and 14)
Stockholders' equity:
Common stock, $0.01 par value, authorized 5,000,000 shares; issued 3,492,633 shares in 2008 and 3,491,633 shares in 2007; outstanding 3,463,569 shares in 2008 and 3,462,569 shares in 2007	35	35
Additional paid-in capital	25,132	25,127
Retained earnings	551	7,196
Treasury stock, 29,064 shares in 2008 and 2007, at cost	(255)	(255)
Accumulated other comprehensive loss	(1,182)	(664)
Total stockholders’ equity	24,281	31,439
Total liabilities and stockholders’ equity	$423,681	$445,875

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2008, 2007 and 2006
(Dollars in thousands except per share data)

	2008	2007	2006
Interest Income
Interest and fees on loans	$21,238	$25,044	$22,558
Interest and dividends on investment securities – taxable	3,705	3,408	3,012
Other interest income	359	1,799	575
Total interest income	25,302	30,251	26,145

Interest Expense
Interest on deposits	8,638	12,672	8,010
Interest on short-term borrowings	372	144	765
Interest on long-term debt	791	783	633
Total interest expense	9,801	13,599	9,408
Net interest income	15,501	16,652	16,737
Provision (credit) for loan losses	11,822	260	(232)
Net interest income after provision (credit) for loan losses	3,679	16,392	16,969

Noninterest Income
Service charges on deposit accounts	1,360	1,387	1,367
Other-than-temporary impairment of available for sale securities	(655)	--	--
Other income	261	238	763
Total noninterest income	966	1,625	2,130

Noninterest Expense
Salaries and employee benefits	6,801	6,692	6,650
Occupancy and equipment expense	2,366	2,289	2,235
Professional fees	1,138	696	555
Data processing fees	843	971	946
Other operating expense	3,401	3,214	2,721
Total noninterest expense	14,549	13,862	13,107
(Loss) income before provision for income taxes	(9,904)	4,155	5,992
Income tax (benefit) provision	(4,125)	1,096	2,296
Net (loss) income	$(5,779)	$3,059	$3,696
(Loss) Earnings per Share:
Basic and diluted	$(1.67)	$0.88	$1.07

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2008, 2007 and 2006

(Dollars in thousands except per share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2005	$35	$24,865	$3,903	$(98)	$(652)	$28,053
Comprehensive income:
Net income	--	--	3,696	--	--	3,696
Unrealized gains during the period of $152 on investment securities available for sale, net of tax expense of $69	--	--	--	--	83	83
Unrealized net actuarial losses during the period of ($99) on pension plan, net of tax benefit of ($34)	--	--	--	--	(65)	(65)
Total comprehensive income						3,714
Acquisition and issuance of shares for ESOP	--	--	--	(112)	--	(112)
Retired shares	--	(12)	--	--	--	(12)
Dividends declared ($0.50 per share)	--	--	(1,731)	--	--	(1,731)
Final purchase price adjustments related to Consolidated Bank and Trust acquisition	--	270	--	--	--	270
Balance at December 31, 2006	$35	$25,123	$5,868	$(210)	$(634)	$30,182
Comprehensive income:
Net income	--	--	3,059	--	--	3,059
Unrealized losses during the period of ($336) on investment securities available for sale, net of tax benefit of ($147)	--	--	--	--	(189)	(189)
Unrealized net actuarial gain during the period of $241 on pension plan, net of tax expense of $82	--	--	--	--	159	159
Total comprehensive income						3,029
Issuance of shares under stock option program	--	4	--	--	--	4
Acquisition and issuance of shares for ESOP	--	--	--	(45)	--	(45)
Dividends declared ($0.50 per share)	--	--	(1,731)	--	--	(1,731)
Balance at December 31, 2007	$35	$25,127	$7,196	$(255)	$(664)	$31,439
Comprehensive loss:
Net loss	--	--	(5,779)	--	--	(5,779)
Unrealized losses during the period of ($363) on investment securities available for sale and a tax benefit decrease of ($126)	--	--	--	--	(489)	(489)
Reclassification adjustment for settlement loss of $43 during the period on pension plan termination recognized in loss, net of tax benefit of $14	--	--	--	--	(29)	(29)
Total comprehensive loss						(6,297)
Issuance of shares under stock option program	--	5	--	--	--	5
Dividends declared at $0.25 per share	--	--	(866)	--	--	(866)
Balance at December 31, 2008	$35	$25,132	$551	$(255)	$(1,182)	$24,281

See Notes to Consolidated Finanancial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006
(In thousands)
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(5,779)	$3,059	$3,696
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision (credit) for loan losses	11,822	260	(232)
Depreciation	611	589	541
Accretion and amortization of deferred loan fees and costs, net	113	(21)	(560)
Accretion and amortization of purchase accounting adjustments, net	(107)	(102)	(34)
Gain on sale of guaranteed portion of SBA loans	(39)	(43)	(386)
Net premium amortization (discount accretion) on investment securities	20	2	(185)
Other-than-temporary impairment of available for sale securities	655	--	--
Other real estate owned valuation adjustment	131	--	--
Loss on the sale of foreclosed and other assets	19	29	--
Deferred income tax benefits	(3,697)	(732)	(91)
Increase in other assets	(693)	(144)	(301)
Contribution to pension plan	--	--	(700)
(Decrease) increase in other liabilities	(2,050)	1,056	190
Net cash provided by operating activities	1,006	3,953	1,938

Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity	11,500	4,000	1,000
Proceeds from maturities of investment securities available for sale	46,615	16,500	11,780
Proceeds from repayment of mortgage-backed securities held to maturity	642	418	227
Proceeds from repayment of mortgage-backed securities available for sale	1,805	1,062	822
Proceeds from the sale of foreclosed and other assets	264	282	--
Purchase of investment securities held to maturity	(2,011)	(3,734)	(1,455)
Purchase of investment securities available for sale	(45,876)	(35,218)	(4,995)
Purchase of FHLB and FRB stock	(18,456)	(1,534)	(2,532)
Redemption of FHLB stock	17,689	892	2,760
Net increase in loans	(23,250)	(1,279)	(58,667)
Purchase of collateral and build out cost on foreclosed assets	(676)	--	--
Purchase of premises and equipment, net	(621)	(670)	(700)
Net cash used in investing activities	(12,375)	(19,281)	(51,760)

Cash flows from financing activities:
Net (decrease) increase in transaction and savings deposits	(43,203)	4,977	(524)
Net increase in time deposits	3,222	18,375	72,018
Net increase (decrease) in short-term borrowings	15,983	6,116	(5,878)
Proceeds from long-term debt	16,132	10,000	--
Repayment of long-term debt	(5,120)	(1,168)	(4,925)
Proceeds from issuance of common stock for stock option programs	5	4	--
Retired common stock	--	--	(12)
Purchased treasury stock	--	(45)	(112)
Cash dividends paid to common stockholders	(866)	(1,731)	(1,731)
Net cash (used) provided by financing activities	(13,847)	36,528	58,836
Net (decrease) increase in cash and cash equivalents	(25,216)	21,200	9,014
Cash and cash equivalents at beginning of year	48,763	27,563	18,549
Cash and cash equivalents at end of year	$23,547	$48,763	$27,563

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006
(In thousands)
	2008	2007	2006
Supplemental disclosures:
Interest paid on deposits and borrowings	$11,064	$13,279	$8,727
Income taxes paid	1,078	1,662	2,203
Non-cash transfer of loans to foreclosed assets	2,406	1,410	--

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1   Summary of Significant Accounting Policies
Abigail Adams National Bancorp, Inc. (the “Company”) is a two-bank holding company that provides its customers with banking and non-banking financial services through its principal wholly-owned subsidiaries, The Adams National Bank (“ANB”) and Consolidated Bank and Trust (“CB&T”) and together the “Banks”. The Banks offer various loan, deposit, and other financial service products to their customers. The Banks’ customers include individuals, not-for-profit, and commercial enterprises. Their principal market areas encompass the cities of Washington, D.C., Richmond and Hampton, Virginia, and their surrounding metropolitan areas.

The Company prepares its consolidated financial statements on the accrual basis and in conformity with accounting principles generally accepted in the United States of America. The more significant accounting policies are explained below.  As used herein, the term the Company includes the Banks, unless the context otherwise requires.

(a) Principles of Consolidation
The consolidated financial statements include the accounts of the Company and the Banks. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Cash and Cash Equivalents
The Company has defined cash and cash equivalents as those amounts included in “Cash and due from banks,” “Federal funds sold,” and “Interest-earning deposits in other banks.” Federal funds sold generally mature in one day. Cash flows from loans and deposits are reported net. The Company maintains amounts due from banks and Federal funds sold which, at times, may exceed Federally insured limits. The Company has not experienced any losses from such concentrations.

(c) Securities
Management determines the appropriate classification of securities at the time of purchase.  Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities held to maturity and are reported at amortized cost. Investment securities which are not classified as held to maturity or trading account assets are classified as available for sale and are reported at fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss). Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The market value of securities is generally based on quoted market prices or dealer quotes. The Company does not maintain a trading account. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

The investment securities portfolio is evaluated for other-than-temporary impairment (“OTTI”) by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available for sale or held-to-maturity are generally evaluated for OTTI under Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities.  However, certain purchased beneficial interests, including non-agency mortgage-backed securities, asset-backed securities, and collateralized debt obligations, that had credit ratings at the time of purchase of below AA are evaluated using the model outlined in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transfer in Securitized Financial Assets.  Securities determined to not have OTTI under EITF 99-20 are required to be evaluated using the guidance of SFAS No. 115.

In determining other than temporary losses under the SFAS No. 115 model, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

The second segment of the portfolio uses the OTTI guidance provided by EITF 99-20 that is specific to purchased beneficial interests that, on the purchase date, were rated below AA or those purchased at a significant premium (generally 10% or more) which might result in the Company not recovering substantially all of its investment. Under the EITF 99-20 model, the Company compares the present value of the remaining cash flows as estimated at the purchase date to the current expected remaining cash flows. An OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

After a debt security classified as available for sale has been written down for other-than-temporary impairment, the Company accretes the resulting discount over the remaining life of the debt security based on the amount and timing of future estimated cash flows. In each period subsequent to the write-down, an unrealized holding gain or loss is determined by comparing the available for sale security’s fair value with its new amortized cost basis. Any recovery in fair value is recorded in earnings when the security is sold.

(d) Loans
The Company originates commercial, commercial real estate and consumer loans in the Washington D.C. and Richmond and Hampton, Virginia metropolitan areas. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, adjusted for deferred loan fees and origination costs, and reduced by an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest is discontinued at the time a loan becomes 90 days delinquent, unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for the return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(e) Allowance for Loan Losses
The allowance for loan losses, a material estimate susceptible to significant change in the near-term, is maintained at a level that management determines is adequate to absorb inherent losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks’ allowance for loan losses and may require the Banks to make changes to the allowance based on their judgments about information available to them at the time of their examinations.

The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loans are charged against the allowance for loan losses, when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

A loan is impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at the loan’s effective interest rate. The amount of the impairment, if any, and any subsequent changes are included in the allowance for loan losses.

The allowance consists of specific, general and unallocated components. The specific component relates to loans identified for impairment testing and generally meeting the Company’s internal criteria for classification such as doubtful, substandard or special mention. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and those loans classified as not impaired and is based on historical loss experience adjusted for qualitative factors. These factors consider changes in nonperforming and past-due loans, concentrations of loans to specific borrowers and industries, general and regional economic conditions, as well as other factors existing at the determination date. The qualitative factors are subjective and require a high degree of management judgment. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

(f) Loan Origination Fees and Costs
Loan origination fees, net of costs directly attributable to loan originations, are deferred and recognized over the estimated lives of the loans using the interest method as an adjustment to the related loan’s yield. Deferred fees and costs are not amortized during periods in which interest income is not being recognized because of concerns about the realization of loan principal or interest.

(g) Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Foreclosed assets net of a valuation allowance totaled $4.1 million at December 31, 2008 and $1.4 million at December 31, 2007.

(h) Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor, and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

(i) Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Depreciation of equipment is computed using the estimated useful lives of the respective assets on the straight-line basis. Amortization of leasehold improvements is amortized on a straight-line basis over the estimated useful lives of the respective assets or the terms of the respective leases, whichever is shorter.

(j) Impairment of Assets
Long-lived assets, which are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

(k) Federal Home Loan Bank Stock
The Banks, as members of the Federal Home Loan Bank (FHLB) system, are required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of their outstanding home loans or 5% of advances from the FHLB.  No ready market exists for the FHLB stock, and it has no quoted market value.  The FHLB stock is included in other assets and is carried at cost which equals the redemption value.  At December 31, 2008, ANB owned 18,462 shares recorded at a cost of $1,846,200 and CB&T owned 1,597 shares recorded at a cost of $159,700.  The Company views its investment in the FHLB stock as a long-term investment.  Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: 1) the significance of the decline in net assets of the Atlanta FHLB as compared to the capital stock amount and length of time a decline has persisted; 2) impact of legislative and regulatory changes on the Atlanta FHLB and 3) the liquidity position of the Atlanta FHLB.  At December 31, 2008 and 2007, the Atlanta FHLB had retained earnings of $434.9 million and $468.8 million, respectively.  The Atlanta FHLB did not pay dividends in the fourth quarter of 2008 primarily because of an other-than-temporary impairment loss of $186.1 million on their MBS portfolio. They expect to make future dividend determinations at each quarter end after quarterly results are known.  The Atlanta FHLB was in compliance with the Finance Agency’s regulatory capital rules and requirements at December 31, 2008 and we did not consider our investment in FHLB stock to be impaired as of this date.

(l) Earnings (Loss) Per Share
Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations in 2007 and 2006 were determined using the treasury stock method and based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options. The following table provides a reconciliation of the number of shares between the computation of basic EPS and diluted EPS for the periods ended December 31, 2007 and 2006.  For the period ending December 31, 2008, the dilutive effects of options are excluded from the computation of the loss per share because the inclusion is antidilutive.

	2008	2007	2006
Weighted average shares	3,463,323	3,462,274	3,462,126
Effect of dilutive stock options	--	3,684	3,950
Dilutive potential average common shares	3,463,323	3,465,958	3,466,076

(m) Stock-Based Compensation Plans
The Company accounts for its stock-based compensation awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“Statement 123R”). Statement 123R requires public companies to recognize compensation expense related to stock-based compensation awards over the period during which an employee is required to provide service for the award. Compensation expense is equal to the fair value of the award, net of estimated forfeitures, and is recognized over the vesting period of such awards. For additional information on the Company’s stock-based compensation, see Note 17 to the consolidated financial statements.

(n) Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in income.  Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities or pension plan unfunded liabilities, are reported as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.

(o) Risks and Uncertainties
The Company is subject to competition from other financial institutions, and is also subject to the regulations of certain Federal agencies and undergoes periodic examination by those regulatory authorities.

Most of the Company’s activities are with customers located within Washington, DC, Richmond, Virginia and their surrounding metropolitan areas.  Note 6 discusses the types of securities in which the Company invests.  Note 7 discusses the types of lending in which the Company engages.  The Company does not have any significant concentrations to any one industry or customer.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ significantly from these estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the determination of other-than-temporary impairment for securities, and the fair value disclosures of financial instruments. In connection with the determination of the allowances for loan losses and other real estate owned, management periodically obtains independent appraisals for significant properties owned or serving as collateral for loans.

(p) Income Taxes
The Company records a provision for income taxes based upon the amounts of current taxes payable (or refundable) and the change in net deferred tax assets or liabilities during the year. Deferred tax assets and liabilities are recognized for the tax effects of differing carrying values of assets and liabilities for tax and financial statement reporting purposes that will reverse in future periods. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  It is the Company’s policy to recognize interest and penalties related to unrecognized tax liabilities within noninterest expense in the statements of operations.

(q) Fair Value
Effective January 1, 2008, the Company adopted SFAS 157, Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles.  SFAS 157 applies to all financial instruments that are being measured and reported on a fair value basis. The Company also adopted SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008.  SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement of certain financial assets on a contract-by-contract basis.  SFAS 159 requires that the difference between the carrying value before election of the fair value option and the fair value of these instruments be recorded as an adjustment to beginning retained earnings in the period of adoption.  The Company presently elected not to report any of its existing financial assets or liabilities at fair value and consequently did not have any adoption related adjustments.

For additional information on the fair value of financial instruments, see Note 20 to the Consolidated Financial Statements.

(r) Recent Accounting Pronouncements
SFAS Statement No. 157, Fair Value Measurements, became effective for fiscal years beginning after November 15, 2007. However, the Financial Accounting Standards Board (“FASB”) has deferred the effective date in SFAS 157 for nonfinancial assets and nonfinancial liabilities (except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis - at least annually) with the issuance of FASB Staff Position (“FSP”) FAS 157-2, Effective Date of FASB Statement No. 157, to fiscal years beginning after November 15, 2008. This deferral does not apply to entities that have issued interim or annual financial statements that include application of the measurement and disclosure provisions of Statement 157. This FSP lists examples of items for which deferral would apply, including nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination or other new basis event, but not measured at fair value in subsequent periods (nonrecurring fair value measures). Financial Assets and Financial Liabilities are defined in FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments. The Company does not expect that adoption of the FSP will have a material impact on its financial condition or results of operations.

FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, was issued on October 10, 2008, and became effective upon issuance. This FSP applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with Statement 157 and clarifies the application of Statement 157 in a market that is not active. This FSP was effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application are accounted for as a change in accounting estimate (FASB Statement No. 154, Accounting Changes and Error Corrections). The disclosure provisions of Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. The adoption of this FSP did not have a material impact on the Company’s financial condition or results of operations.

FSP No. EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. The objective of an other-than-temporary impairment analysis is to determine whether it is probable that the holder will realize some portion of the unrealized loss on an impaired security. U.S. GAAP indicates that the holder may ultimately realize the unrealized loss on the impaired security because, for example, (a) it is probable that the holder will not collect all of the contractual or estimated cash flows, considering both the timing and amount or (b) the holder lacks the intent and ability to hold the security to recovery. In making its other-than-temporary impairment assessment, the holder should consider all available information relevant to the ability to collect the security, including information about past events, current conditions, and the value of underlying collateral. The EITF is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market concern warrants such evaluation. OTTI charges amounted to $655,000 during 2008. Additional OTTI charges may be realized in the future as the result of changes in the financial condition and near-term prospects of the issuer or the inability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In December 2007, FASB issued SFAS No. 141 (R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141 revises the previous statement on business combinations and requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the financial effect of the business combination. As these Statements applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, this Statement was not applicable to the Company for the year ended December 31, 2008. SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way – as equity in the consolidated financial statements.

On April 9, 2009, the Financial Accounting Standards Board (FASB) recently issued three amendments to the fair value measurement, disclosure and other-than-temporary impairment standards:

• FASB Staff Position (FSP) No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

• FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments

• FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments

FASB Statement 157, Fair Value Measurements, defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  FSP FAS 157-4 provides additional guidance on determining when the volume and level of activity for the asset or liability has significantly decreased.  The FSP also includes guidance on identifying circumstances when a transaction may not be considered orderly.

FSP FAS 157-4 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability.  When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with Statement 157.

This FSP clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly.  In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The FSP provides a list of circumstances that may indicate that a transaction is not orderly.  A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

FSP FAS 115-2 and FAS 124-2 clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired.  For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment.  Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing an other-than-temporary impairment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FSP FAS 115-2 and FAS 124-2 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement.  The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings.  The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.

All three FSPs discussed herein include substantial additional disclosure requirements. The effective date for these new standards is the same: interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  However, early adoption is allowed only if certain FSPs are early adopted together.  The Company is evaluating the effect of these amendments.

(s) Reclassifications
Certain reclassifications have been made to amounts previously reported to conform with the 2008 presentation with no effect on net income, earnings per share, or stockholders equity.

Note 2 Restrictions on Cash Balances
Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $7.5 million and $7.6 million at December 31, 2008 and 2007, respectively.  There were no other withdrawal usage restrictions or legally required compensating balances at December 31, 2008 or 2007.

Note 3 Operational Developments
In the second half of 2008, several events occurred that could have an adverse impact on our ongoing operations.  On October 1, 2008, the Company’s wholly owned subsidiary, ANB, entered into a Written Agreement (see note 4) with its primary regulator, The Office of the Comptroller of the Currency (the “OCC”).  Under the agreement, ANB is required to achieve and maintain significantly higher capital ratio levels. At December 31, 2008, ANB did not maintain the higher capital ratio levels required under the Written Agreement (see note 16).  The Written Agreement also restricts the ability of ANB to pay dividends, the primary source of income for the Company (see note 15).  Failure to meet regulatory capital requirements or the terms of the Written Agreement exposes ANB to regulatory sanctions that may include further restrictions on operations and growth, mandatory asset dispositions and seizure.

In order for ANB to comply with these increased capital ratio requirements, the Company obtained $7.7 million in borrowings (see note 13) and provided a capital infusion into ANB during the fourth quarter of 2008.  ANB recorded a $5.8 million net loss in 2008 primarily due to a $11.8 million charge to the provision for loan losses as a result of the declining housing values and worsening local economic conditions. Given the rising unemployment, the continued downward pressure on housing prices and the elevated national inventory of unsold homes, management does not expect there to be a significant improvement in the Company’s business during 2009.  These factors are likely to continue to adversely impact the Company’s revenue, credit costs, business volume and earnings.

At December 31, 2008, the Company has debt obligations totaling $16.1 million maturing in 2009. However, the Company has requested and received from the lenders forbearance agreements from enforcing their rights to demand repayment of the principal or any portion thereof until January 31, 2010.  The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of the Company’s inability to renew the outstanding principal of its debt or from any extraordinary regulatory action, either of which could affect our operations.

In an effort to maintain safe and sound banking practices, on December 31, 2008, the Company entered into a definitive agreement (see note 5) to be acquired by Premier Financial Bancorp, Inc. (Premier) of Huntington, West Virginia (NASDAQ/GM-PFBI) which is expected to be completed in the second quarter of 2009.  The Company has restricted growth and is improving liquidity through selling loan participations.

Note 4 Written Agreement
On October 1, 2008, the Company’s wholly owned subsidiary, The Adams National Bank (the “Bank”), entered into a Written Agreement with its primary regulator, The Office of the Comptroller of the Currency (the “OCC”).  The Written Agreement was filed with the SEC as an exhibit to a Current Report on Form 8-K, dated October 2, 2008. Under the terms of the Written Agreement, the Bank has agreed to take certain actions relating to the Bank’s lending operations and capital compliance.  Specifically, the OCC is requiring the Bank to take the following actions:

a)   conduct a review of senior management to ensure that these individuals can perform the duties required under the Bank’s policies and procedures and the requirements of the Written Agreement, and where necessary, the Bank must provide a written program to address the training of the Bank’s senior officers;

b)   achieve certain regulatory capital levels, which are greater than the regulatory requirements to be “well capitalized” under bank regulatory requirements.  In particular, the Bank must achieve a: 12% total risk-based capital to total risk-weighted assets ratio; 11% Tier 1 capital to risk-weighted assets ratio; and 9% Tier 1 capital to adjusted total assets ratio;

c)   develop and implement a three-year capital program;

d)   make additions to the allowances for loan and lease losses and adopt and implement written policies and procedures for establishing and maintaining the allowance in a manner consistent with the Written Agreement;

e)   adopt and implement an asset diversification program consistent with OCC guidelines and to perform an analysis of the Bank’s concentrations of credit;

f)    take all necessary actions to protect the Bank’s interest in criticized assets, adopt and implement a program to eliminate regulatory criticism of these assets, engage in an ongoing review of the Bank’s criticized assets and develop and implement procedures for the effective monitoring of the loan portfolio;

g)   hire an independent appraiser to provide a written or updated appraisal of certain assets;

h)   develop and implement a program to improve the management of the loan portfolio and to provide the Board with monthly written reports on credit quality;

i)    employ a loan review consultant acceptable to the OCC to perform a quarterly quality review of the Bank’s assets;

j)    revise the Bank’s lending policy in accordance with OCC requirements; and

k)   maintain acceptable liquidity levels.

The Written Agreement includes time frames to implement the foregoing and on-going compliance requirements for the Bank, including requirements to report to the OCC.  The Written Agreement also requires the Bank to establish a committee of the Board of Directors which will be responsible for overseeing compliance with the Written Agreement.  The Bank has taken steps to comply with the requirements of the Written Agreement.  At December 31, 2008,  ANB’s capital ratio levels did not conform to the regulatory capital levels required in the Written Agreement.  For further details see Note 16 “Regulatory Capital  Requirements”.

Note 5 Merger Agreement
On December 31, 2008, the Company entered into a definitive agreement whereby Premier Financial Bancorp, Inc. (Premier) of Huntington, West Virginia (NASDAQ/GM-PFBI), will acquire it in a 100% stock exchange valued at approximately $10.9 million based on Premier’s closing stock price on December 31, 2008 of $7.03. Under terms of the definitive agreement, each share of the Company’s common stock will be converted into 0.4461 shares of Premier common stock.  Premier anticipates that it will issue approximately 1,545,000 shares of its common stock.  The transaction, which is subject to satisfaction of various contractual conditions and requires approval by regulatory agencies and the shareholders of the Company and Premier, is anticipated to close sometime in the second quarter of 2009.

Note 6 Securities
The amortized cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2008, and 2007 are as follows:

(In thousands)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2008:
Investment Securities – available for sale:
US government sponsored agencies and corporations	$45,072	$608	$18	$45,662
Mortgage-backed securities	11,243	288	--	11,531
Municipal securities	953	--	55	898
Corporate debt securities	6,084	38	1,718	4,404
Marketable equity securities	1,002	--	683	319
Total	$64,354	$934	$2,474	$62,814
Investment Securities – held to maturity:
U.S. government sponsored agencies and corporations	$2,007	$27	$--	$2,034
Mortgage-backed securities	1,168	25	1	1,192
Total	$3,175	$52	$1	$3,226

December 31, 2007:
Investment Securities – available for sale:
U.S. government sponsored agencies and corporations	$52,709	$308	$34	$52,983
Mortgage-backed securities	7,105	50	64	7,091
Corporate debt securities	6,750	29	1,179	5,600
Marketable equity securities	1,005	--	287	718
Total	$67,569	$387	$1,564	$66,392
Investment Securities – held to maturity:
U.S. government sponsored agencies and corporations	$11,498	$--	$57	$11,441
Mortgage-backed securities	1,811	20	3	1,828
Total	$13,309	$20	$60	$13,269

For years ended December 31, 2008, 2007, and 2006, the Company had no gains or losses on sales of securities.

The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007, are as follows:

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing 12 months or more		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008:
U.S. government sponsored agencies and corporations	$1,983	$18	$--	$--	$1,983	$18
Mortgage-backed securities	188	1	--	--	188	1
Municipal securities	898	55	--	--	898	55
Corporate debt securities	1,246	200	2,719	1,518	3,965	1,718
Marketable equity securities	--	--	319	683	319	683
Total	$4,315	$274	$3,038	$2,201	$7,353	$2,475
December 31, 2007:
U.S. government sponsored agencies and corporations	$999	$1	$19,407	$90	$20,406	$91
Mortgage-backed securities	--	--	4,046	67	4,046	67
Corporate debt securities	2,981	697	1,580	482	4,561	1,179
Marketable equity securities	718	287	--	--	718	287
Total	$4,698	$985	$25,033	$639	$29,731	$1,624

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Analysis of the available for sale securities for potential other-than-temporary impairment was considered under the SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities impairment model and included the following factors: the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer including specific events; the Company’s intent and ability to hold the investment to the earlier of maturity or recovery in market value, the credit rating of the security; the implied and historical volatility of the security; whether the market decline was affected by macroeconomic conditions or by specific information pertaining to an individual security; and any downgrades by rating agencies. As applicable under SFAS No. 115, the Company considers a decline in fair value to be other-than-temporary if it is probable that the Company will not recover its recorded investment, including as applicable under the Emerging Issues Task Force (EITF) Issue 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, when an adverse change in cash flows has occurred.

At December 31, 2008, the available for sale investment classified as marketable equity securities consists of perpetual preferred securities which have been valued below cost for more than 22 months.  These securities, carried at fair value of $319,000 with an unrealized loss of $683,000.  The securities are not required to be redeemed by the issuer, nor are they redeemable at the option of the investor and are therefore classified as equity securities under SFAS 115. Based on the results of the analysis of these perpetual securities using the SFAS No.115 impairment model, we concluded that the decline in fair value has been the result of the liquidity conditions in the current market environment due to the sub-prime mortgage crisis and housing market recession and not from concerns regarding the credit quality or financial condition of the issuer. We continue to receive interest at 5.75% as scheduled and we have the intent and ability to hold the perpetual preferred securities until their expected recovery in fair value. The Company does not consider it probable that it will not recover its investment and recorded no other-than-temporary impairment on the marketable equity securities at December 31, 2008 or December 31, 2007.

The Company has two corporate debt securities which were purchased in 2004 and have been rated below investment grade since 2005.  At December 31, 2007, these corporate debt securities were being carried at a combined fair value of $851,000 with an unrealized loss of $210,000.  During 2008, based on the SFAS No. 115 impairment model, management determined that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the debt securities and that an other-than-temporary impairment had occurred even though the issuers were not in default and were paying interest at 7.0% and 7.125% as scheduled and the Company has the intent and ability to hold the investments until their maturity in 2013. The unamortized cost of the two debt securities was written down to $400,000 and an other-than-temporary impairment of $655,000 was recorded in noninterest income during 2008.  At December 31, 2008, the two corporate debt securities were carried at an aggregate fair value of $438,000 with an unrealized gain of $38,000.

The Company also has five other corporate debt securities which have been valued below cost for more than 12 months. At December 31, 2008, these were carried at a combined fair value of $2.7 million with an unrealized loss of $1.5 million and currently have Moody ratings in the range of A1 to A3 and Standard and Poors ratings ranging from A+ to BB+.  Interest payments ranging from 5.625% to 6.100% continue to be received as scheduled.  Based on the analysis performed by applying the SFAS No. 115 impairment model and where applicable, EITF Issue 99-20,  the Company does not consider it probable that it will not recover the full contractual cost of these investments. Based on our analysis, we concluded that the decline in fair value has been the result of the liquidity conditions in the current market environment due to the sub-prime mortgage crisis and housing market recession and not from concerns regarding the credit quality or financial condition of the issuers. Further, the Company has not experienced any adverse change in cash flows from holding the investments and has the intent and ability to hold the investments to the earlier of maturity or recovery in fair value and, therefore did not record any other-than-temporary impairment charge at December 31, 2008 or at December 31, 2007 on these five corporate debt securities.

The remaining unrealized losses that existed as of December 31, 2008 and December 31, 2007, are a result of market changes in interest rates since the securities’ purchase. This factor, coupled with the fact the Company has both the intent and the ability to hold these securities for a period of time sufficient to allow for recovery in fair value substantiates that the remaining unrealized losses in the held to maturity and available for sale portfolios are temporary.

Securities with market values of $62.0 million and $61.7 million at December 31, 2008 and 2007, respectively, were pledged to collateralize public deposits and repurchase agreements.

The cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2008, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

	December 31, 2008
(In thousands)	Amortized Cost	Estimated Fair Value
Investment Securities – available for sale:
Due in one year or less	$5,000	$5,062
Due after one year through five years	27,490	27,935
Due after five years through ten years	11,982	12,098
Due after ten years	7,637	5,869
Mortgage-backed securities	11,243	11,531
Marketable equity securities	1,002	319
Total	64,354	62,814
Investment Securities – held to maturity:
Due in one year or less	--	--
Due after one year through five years	2,007	2,034
Mortgage-backed securities	1,168	1,192
Total	$3,175	$3,226

Note 7   Loans
Loans at December 31, 2008 and 2007 were as follows:

(In thousands)	2008	2007
Commercial and industrial	$43,733	$38,606
Real estate:
Commercial mortgage	163,228	128,320
Residential mortgage	54,887	67,375
Construction and development	61,485	70,798
Installment to individuals	1,648	2,716
Subtotal	324,981	307,815
Less: net deferred loan fees	(217)	(332)
Total	$324,764	$307,483

At December 31, 2008, 2007 and 2006, $33.8 million, $8.8 million and $1.5 million, respectively, were considered nonaccrual loans (loans for which the accrual of interest has been discontinued). Interest income on nonaccrual loans that would have been recorded if accruing was $1.2 million, $649,000 and $180,000 in 2008, 2007 and 2006, respectively. There was no interest income recognized on a cash basis on nonaccrual loans in 2008 or 2007, and there was $21,000 recognized in 2006.  At December 31, 2008, the Company had no loans that were greater than 90 days delinquent and still accruing interest, compared to one loan totaling $2.1 million at December 31, 2007, and two loans totaling $1.9 million at December 31, 2006 that were 90 days delinquent and accruing interest.

The activity in the allowance for loan losses follows:

(In thousands)	2008	2007	2006
Balance at beginning of the year	$4,202	$4,432	$4,345
Provision (credit) for loan losses	11,822	260	(232)
Recoveries	260	198	676
Charge-offs	(3,770)	(688)	(357)
Balance at end of year	$12,514	$4,202	$4,432

The following is a summary of information pertaining to impaired loans:

(In thousands)	2008	2007	2006
Impaired loans without a valuation allowance	$17,284	$454	$1,508
Impaired loans with a valuation allowance	30,720	8,309	--
Total impaired loans	$48,004	$8,763	$1,508
Valuation allowance related to impaired loans	$8,343	$1,518	$--
Average investment in impaired loans	$12,959	$4,351	$1,109
Interest income recognized on impaired loans on cash basis	$0	$0	$21
Interest income recognized on impaired loans on accrual basis	$119	-0-	-0-

The Company is currently committed to lend approximately $784,000 in additional funds on these impaired loans in accordance with the original terms of these loans; however, the Company is not legally obligated to, and will not, disburse additional funds on any loans while in nonaccrual status. Of the $784,000 in committed funds on impaired loans, $595,000 is applicable to nonaccrual loans. The Company will continue to monitor its portfolio on a regular basis and will lend additional funds as warranted on these impaired loans.

Approximately 92.3% of the impaired loans as of December 31, 2008 relate to commercial real estate and construction and development loans. As of December 31, 2008, $17.3 million of impaired loans do not have any specific valuation allowance under SFAS 114. Pursuant to SFAS 114, a loan is impaired when both the contractual interest payments and the contractual principal payments of a loan are not expected to be collected as scheduled in the loan agreement. The $17.3 million of impaired loans without a specific valuation allowance as of December 31, 2008 are generally impaired due to delays or anticipated delays in receiving payments pursuant to the contractual terms of the loan agreements.

The Company has experienced declines in the current valuations for real estate collateral supporting portions of its loan portfolio, primarily construction and development loans, throughout calendar year 2008, as reflected in recently received appraisals. Currently, $45.6 million, or approximately 93.7%, of impaired loans have recent appraisals (dated within two months of the balance date). If real estate values continue to decline and as updated appraisals are received, the Company may have to increase its allowance for loan losses appropriately.

Loan impairment is reported when full payment under the loan terms is not anticipated, which can include loans that are current or less than 90 days past due.

The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than the normal risk of collection. At December 31, 2008 and 2007, none of these loans were reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2008 and 2007 were $1.4 million and $79,000, respectively.

Note 8  Bank Premises and Equipment
Bank premises and equipment at December 31, 2008 and 2007 are summarized as follows:

(Dollars in thousands)	2008	2007	Useful Life
Land	$854	$854
Building and leasehold improvements	4,279	4,237	3-20 years
Furniture and equipment	3,480	2,959	3-10 years
Subtotal, at cost	8,613	8,050
Accumulated depreciation and amortization	(3,619)	(3,065)
Total, net	$4,994	$4,985

Amounts charged to operating expenses for depreciation expense aggregated $611,000, $589,000 and $541,000 in 2008, 2007 and 2006, respectively.

Note 9  Deposits
The following table sets forth the dollar amounts in the various types of deposit programs.

(In thousands)	December 31, 2008	December 31, 2007
Demand deposits	$67,193	$74,833
Savings accounts	15,054	15,090
NOW accounts	71,823	78,829
Money market accounts	20,323	48,845
Total non-certificate deposits	174,393	217,597
Certificates of deposit	172,568	169,345
Total deposits	$346,961	$386,942

The following table summarizes certificates of deposit at December 31, 2008 by time remaining until maturity.

	Maturity
(In thousands)	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total

Certificates of deposit less than $100,000	$41,518	$23,061	$42,765	$17,967	$125,311
Certificates of deposit of $100,000 or more	18,816	12,860	11,187	4,394	47,257
Total certificates of deposit	$60,334	$35,921	$53,952	$22,361	$172,568

At December 31, 2008, the scheduled maturities on all time deposits are as follows:

Year	< $100,000	> $100,000	Total
	(In thousands)
2009	$107,344	$42,863	$150,207
2010	7,323	2,775	10,098
2011	8,013	1,242	9,255
2012	1,810	277	2,087
2013	821	100	921
	$125,311	$47,257	$172,568

Certificates of deposit include brokered deposits totaling $79.7 million of which $67.0 million or 84.0% are CDARS (Certificate of Deposit Account Registry Service) deposits.  CDARS is a deposit placement service that allows us to place our customers’ funds in FDIC-insured certificates of deposit at other banks and to simultaneously receive an equal sum of funds from the customers of other banks in the CDARS network.  The majority of CDARS deposits are gathered within our geographic footprint through established customer relationships.

Related party deposits totaled approximately $1.1 million and $1.3 million at December 31, 2008 and 2007, respectively. In management's opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

Note 10  Leasing Arrangements
The Company and banking subsidiaries have entered into various noncancelable operating leases for office and branch locations. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2008, 2007 and 2006 was approximately $1.2 million, $1.1 million, and $1.1 million, respectively.  Future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year are as follows:

Years ending December 31, (In thousands)	Amount
2009	$1,151
2010	1,114
2011	1,131
2012	933
2013	269
2014 and thereafter	161
Total	$4,759

Note 11  Income Taxes
Income tax expense for 2008, 2007 and 2006 consists of:

(In thousands)	2008	2007	2006
Current income tax (benefit) expense:
Federal	$(428)	$1,415	$1,925
District of Columbia	--	413	462
	(428)	1,828	2,387
Deferred tax benefit:
Federal	(2,619)	(653)	(76)
District of Columbia	(1,078)	(79)	(15)
	(3,697)	(732)	(91)
Total tax (benefit) expense:
Federal	(3,047)	762	1,849
District of Columbia	(1,078)	334	447
	$(4,125)	$1,096	$2,296

Income tax (benefit) expense differed from the amounts computed by applying the statutory Federal income tax rate of 34 % to pretax income, as a result of the following:

	2008		2007		2006
(Dollars in thousands)	Amount	%	Amount	%	Amount	%
Tax (benefit) expense at statutory rate	$(3,367)	34.0%	$1,413	34.0%	$2,037	34.0%
State and local taxes based on income, net of Federal tax effect	(712)	7.2%	220	5.3%	295	4.9%
Reversal of NOL valuation allowance	--	--%	(525)	-12.6%	--	--
Other, net	(46)	0.4%	(12)	-0.3%	(36)	-0.6%
Total	$(4,125)	41.6%	$1,096	26.4%	$2,296	38.3%

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007:

(In thousands)	2008	2007
Deferred tax assets:
Allowance for loan losses	$4,661	$1,548
Other real estate owned valuation	53	--
Purchase fair market value adjustments on loans	68	104
Other than temporary write down of investment securities	266	--
Unrealized loss on investment securities	358	485
Unrealized net actuarial gains - pension plan	--	(14)
Compensated absences	24	27
Deferred rent	133	156
Interest on nonaccrual loans	468	262
Net operating loss carryforward	760	632
Other	44	49
Total deferred tax assets	$6,835	$3,249
Deferred tax liabilities:
Fixed assets	$809	$807
Total deferred tax liabilities	$809	$807
Net deferred tax assets	$6,026	$2,422

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) requires the Company to review outstanding tax positions and establish a liability in its balance sheet for those positions that more likely than not, based on technical merits, would not be sustained upon examination by taxing authorities.  The Company files U.S. federal income tax returns and state income tax returns in Maryland and the District of Columbia. Based on the statute of limitations, the Company is no longer subject to U.S. federal and state examinations by tax authorities for years before 2005.  Based on the review of the tax returns filed for the years 2005 through 2007 and the tax benefits accrued in the 2008 annual financial statements, management determined that 100% of the benefits accrued were expected to be realized and has a high confidence level in the technical merits of the positions.  It believes that the deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law.  As a result of this evaluation, management did not record a liability for unrecognized tax benefits in 2008 or 2007.

At December 31, 2008, the Company had a total of $1.9 million of federal net operating loss (NOL) carryforwards that expire in 2022 through 2024.  Utilization of this NOL is limited under IRC Section 382 to approximately $109,000 per year.  The Company also has a District of Columbia NOL carryforward of $1.9 million that expires in 2028.

Note 12  Short-term Borrowings
Short-term borrowings consist of securities sold under repurchase agreements, Federal funds purchased, and FHLB advances. Federal funds purchased represent funds borrowed overnight, and FHLB advances include overnight borrowings or advances with terms of three months or less. Unused Federal fund lines of credit at December 31, 2008 were $5.0 million. There were no outstanding Federal funds purchased at December 31, 2008 or December 31, 2007. FHLB advances totaled $16.8 million at December 31, 2008 and $0 at December 31, 2007. Outstanding repurchase agreements at December 31, 2008 were $7.7 million and $8.5 million at December 31, 2007. Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are segregated from the Company's other investment securities.

Short-term borrowings for 2008 and 2007 are summarized below:

(Dollars in thousands)	2008	2007
Year end balance	$24,477	$8,494
Average balance	18,867	5,175
Maximum month-end outstanding	35,957	12,578
Average interest rate for the year	1.97%	2.78%
Average interest rate at year end	0.64%	3.32%

Note 13  Long-term Debt
The Banks maintain a line of credit with the Federal Home Loan Bank of Atlanta (FHLB) for advances collateralized with a blanket floating lien on first mortgages and commercial real estate. Additional FHLB advances are available up to 20% of assets and would require the pledging of additional qualifying assets. ANB is required by the FHLB to provide collateral at 125% of advances. Unused borrowing capacity at December 31, 2008 is approximately $48.9 million.

Long-term debt at December 31, 2008 and 2007 consisted of the following:

(Dollars in thousands)	Rate	2008	2007
FHLB borrowings due on March 21, 2008	2.990%	$--	$200
FHLB borrowings due on December 1, 2008	6.950%	--	151
FHLB borrowings due on March 9, 2012	4.286%	10,000	10,000
Term note due July 27, 2014	Daily WSJ Prime rate less .50%	--	4,769
Corporate loan due on January 28, 2009	Daily WSJ prime rate less 1%	5,000	--
Revolving line of credit due on May 2, 2009	Daily WSJ prime rate less .25% with a floor of 4.00%	3,482	--
Demand note	Daily WSJ prime rate	3,400	--
Draw note due on June 30, 2009	Daily JP Morgan Chase Bank NY prime rate with a floor of 5.00%	4,250

Total		$26,132	$15,120

In March of 2007, the Company obtained a convertible advance from the FHLB in the amount of $10.0 million at a fixed rate of 4.286% with a maturity date of March 9, 2012. Interest only payments are due quarterly. The FHLB has the option on any interest payment date to convert the interest rate on this advance from a fixed rate to a variable rate based on the three month Libor rate.

On July 27, 2007, the Company converted a $5.0 million term note from interest only payments due monthly at variable Prime rate to a variable Prime rate less 50 basis points with principal and interest payments due monthly and maturing on July 27, 2014.  The interest rate at December 31, 2007 was 6.75%. The proceeds of the loan were used to fund a capital infusion to CB&T at acquisition on July 29, 2005 as required by its regulators.  In February of 2008, this loan was replaced with a promissory note due on January 28, 2009 which is secured by 80,000 shares or 80% of ANB capital stock.  The interest rate on this note at December 31, 2008 was 2.25%.  The Company renewed the loan on January 28, 2009 with a maturity date of August 1, 2009 at a variable rate of 1% below Prime rate and an interest rate floor of 6.00%.

In May of 2008, the Company obtained a $4.0 million line of credit from the same institution holding the promissory note discussed above to fund a loan that exceeded the legal lending limit at its subsidiary bank, ANB.  This line of credit is also secured by 80,000 shares or 80% of ANB capital stock, as noted above.  At December 31, 2008, the line of credit balance was $3.5 million at an interest rate of 4.00%.

In November and December of 2008, the Company obtained a demand note and a $6.0 million line of credit, respectively, to provide for a capital infusion into its subsidiary bank, ANB in the amount of $7.7 million as required by a Written Agreement with ANB’s primary regulator, The Office of the Comptroller of the Currency (the “OCC”).  The line of credit, with a balance of $4.3 million at December 31, 2008, is secured by 20,000 shares (20%) of ANB capital stock and 134,000 shares (100%) of CB&T capital stock and is guaranteed by Premier Financial Bancorp.  At December 31, 2008, the unsecured demand note interest rate was 3.25% with interest only payments due quarterly and the draw note interest rate was 5.00% with interest only payments due on the 15th of each quarter month.

In March of 2009, the Company requested and received from the lenders forbearance agreements from enforcing their rights to demand repayment of the principal or any portion thereof until January 31, 2010.  Therefore, the amounts pertaining to these loans are included in 2010 for purposes of the table below.

Annual principal payments for the debt as of December 31, 2008 are as follows:

Amount
Year ending December 31,	(In thousands)
2009	--
2010	$16,132
2011	--
2012	10,000
2013	--
After 2013	--
Total	$26,132

Note 14 Commitments and Contingent Liabilities
The Company is party to credit related financial instruments with off-balance-sheet risk in the ordinary course of business to meet the financing needs of its customers. These commitments include revolving credit agreements, term loan commitments, short-term borrowing agreements, and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Collateral is obtained based on management’s assessment of the customer’s credit. Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specific maturity date and may ultimately be drawn upon to the total extent to which the Company is committed.

Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party and are primarily issued to support public and private borrowing arrangements. The majority of letters of credit issued have expiration dates of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments, and at December 31, 2008 and 2007, such collateral amounted to $3.5 million and $3.6 million, respectively. The fair value of the standby letter of credit guarantees was nominal and the liability recorded at December 31, 2008 was $48,000, compared to $42,000 in 2007.

At December 31, 2008 and 2007, the following financial instruments were outstanding whose contracts represent credit risk:

(Dollars in thousands)	2008	2007
Commitment to originate loans	$4,933	$10,187
Unfunded commitments under lines of credit	76,401	104,134
Commercial and standby letters of credit	3,637	3,754
Portion of letters of credit collateralized	96.5%	95.0%

The Company and the Banks are defendants in litigation and claims arising from the normal course of business. Based upon consultation with legal counsel, management is of the opinion that the outcome of any claims and pending or threatened litigation will not have a material adverse impact on the Company’s financial position, results of operations or liquidity.

Note 15  Restrictions on Dividend Payments and Loans by Affiliated Banks
The primary source of dividends paid by the Company to its shareholders is dividends received from the Banks. Federal regulations restrict the total dividend payments that a banking association may make during any calendar year to the total net income of the banks for the current year plus retained net income for the preceding two years, without prior regulatory approval. Restrictions are also imposed upon the ability of the Banks to make loans to the Company, purchase stock in the Company or use the Company's securities as collateral for indebtedness of the Banks. Due to the Written Agreement with the OCC dated October 1, 2008, the Bank must be in compliance with its approved capital plan and maintain the required capital level determined by the OCC and receive prior written determination of no supervisory objection, before a dividend is paid to the Company.  ANB will not pay dividends to the Company for the foreseeable future due to the restrictions imposed by the Written Agreement.  At December 31, 2008, approximately $646,000 of retained earnings of CB&T was available for dividend declarations.

Note 16  Regulatory Capital Requirements
The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the Federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company’s and the Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company’s and the Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The most recent notification from the primary regulators for each of the Company’s affiliated banking institutions categorized CB&T as “well capitalized” under the regulatory framework for prompt corrective action and ANB as “adequately capitalized”.  ANB can not be considered “well capitalized” while under the Written Agreement dated October 1, 2008, and must maintain the following capital levels: total risk based capital equal to 12% of risk-weighted assets; tier 1 capital at least equal to 11% of risk-weighted assets; and tier 1 capital at least equal to 9% of adjusted total assets.  At December 31, 2008, ANB’s capital ratio levels did not comply with those required in the Written Agreement. ANB has taken steps to comply with the capital ratio requirements as stipulated in the Written Agreement. At December 31, 2008, the Company provided a capital infusion into ANB of $7.7 million. The Company has $1.75 million remaining on the credit facility to dividend to ANB in the future. ANB is not growing the balance sheet until the capital ratios are in compliance. ANB has also sold participations in loans during the first quarter of 2009 to shrink its assets and has also curtailed lines of credit on national credit facilities in which ANB participated. Additionally, ANB has reduced its operating expenses and is continuing to monitor spending.

The following table presents the capital position of the Company and the Banks relative to their various minimum statutory and regulatory capital requirements at December 31, 2008 and 2007.

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions or Adequately Capitalized under terms of the Written Agreement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008:
Total capital to risk weighted assets:
Consolidated	$27,637	8.03%	$27,527	8.00%	(1)
ANB	31,694	11.67%	21,724	8.00%	32,587	12.00%
CB&T	9.532	13.64%	5,591	8.00%	6,988	10.00%

Tier 1 capital to risk weighted assets:
Consolidated	23,234	6.75%	13,764	4.00%	(1)
ANB	28,226	10.39%	10,862	4.00%	29,871	11.00%
CB&T	8,655	12.38%	2,795	4.00%	4,193	6.00%

Tier I capital to average assets:
Consolidated	23,234	5.47%	16,981	4.00%	(1)
ANB	28,226	8.63%	13,083	4.00%	24,440	9.00%
CB&T	8,655	9.18%	3,769	4.00%	4,712	5.00%

(1)	The Company is not subject to this requirement.

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
Total capital to risk weighted assets:
Consolidated	$36,305	10.42%	$27,875	8.00%	(1)
ANB	30,648	10.75%	22,799	8.00%	28,498	10.00%
CB&T	9,724	15.49%	5,023	8.00%	6,279	10.00%

Tier 1 capital to risk weighted assets:
Consolidated	32,103	9.21%	13,937	4.00%	(1)
ANB	27,481	9.64%	11,399	4.00%	17,099	6.00%
CB&T	8,936	14.23%	2,512	4.00%	3,767	6.00%

Tier I capital to average assets:
Consolidated	32,103	7.21%	17,807	4.00%	(1)
ANB	27,481	7.77%	14,150	4.00%	17,688	5.00%
CB&T	8,936	9.81%	3,643	4.00%	4,554	5.00%
(1) The Company is not subject to this requirement.

Note 17  Benefit Plans
The Company has various stock option plans for directors and certain key employees. At December 31, 2008, there were 178,218 shares of common stock reserved for future issuance under the stock option plans of which there were 8,062 shares under option outstanding.  The terms of the options are determined by the Board of Directors. Options vest over three years, and no options may be exercised beyond ten years from the grant date. The option price for the 2000 Stock Option Plan was 90% of the fair market value at the date of the grant.

The fair value of each option grant is estimated on the date of the grant using a Black-Scholes option pricing model. At December 31, 2008, the options outstanding have a weighted remaining average contractual life of 1.1 years. Compensation expense for stock options was recorded in salary expense over the vesting period. There were no options granted and no compensation expense for stock option plans was recorded for the years 2008, 2007, and 2006. The 8,062 options outstanding had no aggregate intrinsic value at December 31, 2008 since the exercise price of the options exceeded the market value of the underlying stock. The aggregate intrinsic value of the options exercised in 2008 and 2007 was $6,000 and $7,000, respectively.

The following is a summary of activity of the Company’s stock option plans for 2008, 2007 and 2006:

	December 31,
	2008		2007		2006
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	9,818	$5.21	10,588	$5.21	10,588	$5.21
Granted	--	--	--	--	--	--
Exercised	(1,000)	$5.21	(770)	$5.21	--	--
Forfeited/expired	(756)	$5.21	--	--	--	--
Outstanding at end of year	8,062	$5.21	9,818	$5.21	10,588	$5.21
Exercisable at end of year	8,062	$5.21	9,818	$5.21	10,588	$5.21
Weighted average fair value of options granted	--	--	--	--	--	--

The Company offers an Employee Stock Ownership Plan ("ESOP") with 401(k) provisions. Participants may make pre-tax and after-tax contributions to the 401(k) up to the maximum allowable under Federal regulations. The Company matches the pre-tax employee participant’s contributions at a rate of 100% of the first 3% of the employee’s qualifying salary and 50% up to the next 2% of salary. The Company’s 401(k) contribution expense was $167,000, $156,000 and $136,000 for the years ended December 31, 2008, 2007 and 2006, respectively, which is included in "Salaries and Benefits" in the accompanying consolidated statements of operations. Employees participate in a nonleveraged ESOP through which common stock of the Company is purchased at its market price for the benefit of the employees. The Board of Directors may elect to pay a discretionary contribution on an annual basis, which vests at the end of the third year. There was no ESOP expense in 2008 and 2007 and

$25,000 for 2006. At December 31, 2008, the ESOP held 53,760 shares of the Company’s common stock. The ESOP is accounted for in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Shares held by the ESOP are treated as outstanding in computing earnings per share.

Note 18 Pension Plan
On January 10, 2007, the CB&T Board of Directors adopted a resolution to terminate its noncontributory defined benefit pension plan effective March 31, 2007.  All participants became 100% vested on that date and all benefits were distributed by June 30, 2008.  The Company recognized a settlement expense of $43,000 in 2008 and $79,000 in 2007 which was accounted for under SFAS No. 88.  The plan maintained a September 30 year-end for computing plan assets and benefit obligations.

Obligations and funded status of pension plan at plan termination and prior year measurement date:

(In thousands)	Plan termination June 30, 2008	Plan year ending September 30, 2007
Change in benefit obligation:
Benefit obligation, beginning	$730	$4,859
Interest cost	16	270
Actuarial (gain) loss	41	(71)
Benefits paid	(787)	(4,328)
Benefit obligation, ending	$--	$730

Change in plan assets:
Fair value of plan assets, beginning	$850	$4,755
Actual return on plan assets	(19)	423
Employer contribution	--	--
Benefits paid	(787)	(4,328)
Reversion to employer	(44)	--
Fair value of plan assets, ending	$--	$850

Funded status, ending	$--	$120

Assumed discount rate of 6.75% was used to determine the benefit obligation at September 30, 2007.

The amount recognized in accumulated other comprehensive income was $0 at December 31, 2008 and a net gain of $43,000 at December 31, 2007.  The net gain was recorded net of a deferred tax expense of $14,000.  Amounts recognized in the balance sheet consist of:

	Years ended December 31,
(In thousands)	2008	2007
Noncurrent assets	$--	$120
Accumulated other comprehensive (gain) loss - net of deferred tax (expense) benefit	--	(29)

The accumulated benefit obligation for the pension plan was $0 as of the termination date of June 30, 2008 and $730,000 as of September 30, 2007.

Components of net periodic costs were as follows:

	Years ended December 31,
(In thousands)	2008	2007
Interest cost	$16	$270
Expected return on plan assets	(27)	(331)
Net periodic benefit cost	$(11)	$(61)

Assumptions used to determine net periodic pension cost were as follows:
	Years ended December 31,
Weighted-average assumptions	2008	2007
Discount rate	6.25%	5.75%
Expected long-term return on plan assets	7.00%	7.00%

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation.  In estimating that rate, consideration was given to both historical returns and returns expected to be available for reinvestment.

The percentages of fair value of total plan assets held at June 30, 2008 and September 30, 2007 by asset category were as follows:

Asset Allocation	June 30, 2008	September 30, 2007
Cash and equivalents	0.0%	100.0%

There are no estimated future benefit payments.

Note 19 Other Operating Expense
The following is a summary of the significant components of noninterest expense “other operating expense.”

(In thousands)	2008	2007	2006
Advertising	$299	$717	$642
Bank security	178	186	194
Director and committee fees	275	241	228
Insurance	339	193	172
OREO expense	340	--	--
Loan expense	212	214	76
Stationery and office supplies	190	188	183
Taxes, other	131	123	134
Telephone	174	168	149
Travel	228	190	158
Other	1,035	994	785
Total other operating expense	$3,401	$3,214	$2,721

Note 20  Fair Value of Financial Instruments
Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements, for financial assets and financial liabilities.  In accordance with Financial Accounting Standards Board Staff Position (FSP) No. SFAS 157-2, Effective Date of FASB Statement No. 157, the Company will delay application of SFAS 157 for non-financial assets and non-financial liabilities, until January 1, 2009.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principals and expands disclosures about fair value measurements.  The application of SFAS 157 in situations were the market for a financial asset is not active was clarified by the issuance of FSP No. SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active, in October 2008.  FSP No. SFAS 157-3 became effective immediately and did not significantly impact the methods by which the Company determines the fair value of its financial assets.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are independent, knowledgeable, able to transact and willing to transact.

SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1 inputs	Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs
Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speed, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 inputs
Unobservable inputs for determining the fair values of assets or liabilities that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The following table summarizes the Company’s balances of financial instruments measured at fair value on a recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

(In thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Investment securities available for sale	$998	$61,816	$--	$62,814

The Company outsources the recordkeeping for investment securities held by ANB to FTN Financial and for those held by CB&T to Suntrust Robinson Humphrey. The security grouped in Level 1 was based on the actual trade price. For 40 of the 53 securities categorized in Level 2 in the table above, FTN used the Interactive Data Corporation (“IDC”) as a pricing source.  IDC’s evaluations are based on market data.  IDC utilizes evaluated pricing models that vary based by asset class and include available trade, bid, and other market information.  Generally, the methodology includes broker quotes, proprietary modes, vast descriptive terms and conditions databases, as well as extensive quality control programs.  FTN also used, as a valuation source, the FTN proprietary valuation Matrices model for the one municipal security included in Level 2.  The FTN Matrices model is used for valuing municipals.  The model includes a separate curve structure for the Bank-Qualified versus general market municipals.  The grouping of municipals are further broken down according to insurer, credit support, state of issuance, and rating to incorporate additional spreads and municipal curves.  Suntrust used the R Reuters DataScope for Fixed Income as the pricing source for the remaining 12 securities included in Level 2 in the table above.

The following table summarizes the Company’s balances of financial instruments measured at fair value on a nonrecurring basis by level within the hierarchy at December 31, 2008:

(In thousands)	Balance at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$22,377	$--	$21,266	$1,111

The fair value of impaired collateral dependent loans is derived in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan.  Fair value is determined based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company. The valuation allowance for impaired loans is included in the allowance for loan losses in the consolidated balance sheets. The valuation allowance for impaired loans at December 31, 2008 was $8.3 million.  During the twelve months ended December 31, 2008, the valuation allowance for impaired loans increased $6.8 million from $1.5 million at December 31, 2007.

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.

The following table presents the estimated fair values of the Company’s financial instruments at December 31, 2008 and 2007 and is followed by a general description of the methods and assumptions used to estimate such fair values.

	December 31, 2008		December 31, 2007
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$14,166	$14,166	$15,567	$15,567
Federal funds sold and interest-earning deposits in other banks	9,381	9,381	33,196	33,196
Investment securities available for sale	62,814	62,814	66,392	66,392
Investment securities held to maturity	3,175	3,226	13,309	13,269
Loans, net	312,250	315,879	303,281	318,408
Accrued interest receivable	1,683	1,683	2,231	2,231
Financial Liabilities:
Deposits	346,961	338,707	386,942	378,717
Short-term borrowings	24,477	24,477	8,494	8,494
Long-term debt	26,132	27,041	15,120	16,952
Accrued interest payable	697	697	1,960	1,960

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

Cash and due from banks. The carrying amounts reported in the balance sheet approximate fair value due to the short-term nature of these assets.

Federal funds sold and interest-bearing deposits in other banks.  The carrying amounts of short-term investments on the balance sheet approximate fair value.

Investments securities available for sale and investment securities held to maturity.  For fair value methodologies used see discussion above.

Loans. Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair value for all other loans are estimated using discounted cash flow analyses, based on current market interest rates offered on loans with similar terms to borrowers of similar credit quality.

Deposits. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, NOW accounts, savings and money market deposit accounts, is the amount payable on demand as of year end.  Fair values for time deposits are estimated using discounted cash flow analyses, based on the current market interest rates offered for deposits of similar maturities.

Short-term borrowings.  The carrying values of Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate fair values.

Long-term debt. The fair value of the long-term debt is estimated by using discounted cash flow analyses, based on the current market rates offered for similar borrowing arrangements.

Accrued interest receivable and accrued interest payable. The carrying  value of  accrued interest receivable and payable is deemed to approximate fair value.

Off-balance sheet credit-related instruments.  Loan commitments on which the committed interest rate is less than the current market rate were insignificant at December 31, 2008 and 2007.  The estimated fair value of fee income on letters of credit at December 31, 2008 and 2007 was insignificant.

Note 21 Parent Company Only Financial Statements
The Parent Company’s condensed balance sheets at December 31, 2008 and 2007, and related condensed statements of operations and cash flows for years ended 2008, 2007, and 2006 are as follows:

Condensed Balance Sheets (In thousands)
	December 31,
	2008	2007
Assets:
Cash in bank	$151	$78
Investment in subsidiary banks	37,929	35,753
Loans	3,496	--
Less: allowance for loan losses	(2,049)	--
Loans, net	1,447	--
Other assets	1,145	414
Total assets	$40,672	$36,245

Liabilities and Stockholders' Equity
Long-term debt	$16,132	$4,769
Other liabilities	259	37
Stockholders' equity	24,281	31,439
Total liabilities and stockholders' equity	$40,672	$36,245

Condensed Statements of Operations (In thousands)
	Years Ended December 31,
	2008	2007	2006
Income
Dividends from subsidiary banks	$950	$2,325	$3,000
Total income	950	2,325	3,000
Expenses
Professional fees	397	79	47
Interest expense	348	394	435
Loan loss provision	2,049	--	--
Other	527	512	619
Total expenses	3,321	985	1,101

(Loss) income before taxes and equity in undistributed net (loss) income of subsidiaries	(2,371)	1,340	1,899
Income tax benefit	(1,348)	(400)	(447)
(Loss) income before equity in undistributed (loss) earnings of subsidiaries	(1,023)	1,740	2,346
Equity in undistributed net (loss) income of subsidiaries	(4,756)	1,319	1,350
Net (Loss) Income	$(5,779)	$3,059	$3,696

Condensed Statement of Cash Flows (In thousands)
	Years Ended December 31,
	2008		2007	2006
Operating Activities:
Net (loss) income	$	(5,779)	$3,059	$3,696
Adjustments to reconcile net(loss) income to net cash provided by operating activities:
Equity in undistributed net loss (income) of subsidiaries		4,756	(1,319)	(1,350)
Provision for loan losses		2,049
Other, net		(509)	56	(215)
Net cash provided by operating activities		517	1,796	2,131
Investing Activities:
Capital infusion in subsidiary		(7,450)	--	--
Increase in loans		(3,496)	--	--
Net cash used by investing activities		(10,946)	--	--
Financing Activities:
Proceeds from issuance of common stock, net		5	4	--
Retired shares of common stock		--	--	(12)
Purchased treasury stock		--	(45)	(112)
Proceeds from long-term debt		16,132	--	--
Repayment of long-term debt		(4,769)	(231)	--
Cash dividends paid to stockholders		(866)	(1,731)	(1,731)
Net cash provided (used) in financing activities		10,502	(2,003)	(1,855)
Net increase (decrease) in cash and cash equivalents		73	(207)	276
Cash and cash equivalents at beginning of year		78	285	9
Cash and cash equivalents at end of year		$151	$78	$285

Note 22 Segment Reporting
Management regularly reviews the performance of the Company’s operations on a reporting basis by legal entity.  The Company has two operating segments comprised of its subsidiaries, ANB and CB&T, for which there is discrete financial information available.  Both segments are engaged in providing financial services in their respective market areas and are similar in each of the following: the nature of their products, services; and processes; type or class of customer for their products and services; methods used to distribute their products or provide their services; and the nature of the banking regulatory environment.  The parent company is deemed to represent an overhead function rather than an operating segment and its financial information is presented as the Other category in the schedule below.  The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1 of the Notes to the Consolidated Financial Statements. The Company does not have a single external customer from which it derives 10 percent or more of its revenues.

Information about the reportable segments and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows:

(Dollars in thousands)	The Adams National Bank	Consolidated Bank & Trust	Other (1)	Intercompany Eliminations	Consolidated Totals
2008:
Interest income	$19,973	$5,329	$--	$--	$25,302
Interest expense	8,112	1,341	348	--	9,801
Net interest income (expense)	11,861	3,988	(348)	--	15,501
Provision for loan losses	9,478	295	2,049	--	11,822
Noninterest income (loss)	665	401	(3,806)	3,706	966
Noninterest expense	9,653	4,072	924	(100)	14,549
Net (loss) income	(3,825)	19	(5,779	3,806	(5,779)
Assets	330,010	91,172	40,672	(38,173)	423,681
Return on average assets (annualized)	-1.11%	0.02%	NM(2)	--	-1.32%
Return on average equity (annualized)	-14.40%	0.21%	NM(2)	--	-19.14%
2007:
Interest income	$24,483	$5,768	$--	$--	$30,251
Interest expense	11,531	1,674	394	--	13,599
Net interest income (expense)	12,952	4,094	(394	--	16,652
Provision (credit)for loan losses	300	(40)	--	--	260
Noninterest income	1,311	414	3,644	(3,744)	1,625
Noninterest expense	9,254	4,117	591	(100)	13,862
Net income	2,823	821	3,059	(3,644)	3,059
Assets	356,879	88,582	36,245	(35,831)	445,875
Return on average assets (annualized)	0.80%	0.91%	NM(2)	--	0.69%
Return on average equity (annualized)	10.39%	10.01%	NM(2)	--	9.92%
2006:
Interest income	$21,225	4,920	$--	--	$26,145
Interest expense	7,935	1,038	435	--	9,408
Net interest income (expense)	13,290	3,882	(435	--	16,737
Provision for loan losses	250	(482)	--	--	(232)
Noninterest income	1,694	536	4,350	(4,450)	2,130
Noninterest expense	8,774	3,767	666	(100)	13,107
Net income	3,565	785	3,696	(4,350)	3,696
Assets	322,828	82,218	35,203	(34,747)	405,502
Return on average assets (annualized)	1.22%	0.99%	NM(2)	--	0.99%
Return on average equity (annualized)	13.68%	9.96%	NM(2)	--	12.78%

(1) Amounts represent parent company before intercompany eliminations.  See Note 21 of the Notes to Consolidated Financial Statements.
(2) Not considered a meaningful performance ratio for parent company.

Description of significant amounts included in the intercompany eliminations column in the segment report schedule are as follows:

(In thousands)	2008	2007	2006
Noninterest income- elimination of parent company’s undistributed loss (earnings) from subsidiaries	$3,806	$(3,644)	$(4,350)
Net (loss) income- elimination of parent company’s (loss) earnings from subsidiaries	$3,806	$(3,644)	$(4,350)
Assets- elimination of parent company’s investment in subsidiaries	$(37,929)	$(35,753)	$(34,462)

Note 23 Comprehensive Income (loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale and unrealized gains and losses on pension plan assets and benefit obligations. There were two reclassification adjustments realized in income for losses from components of other comprehensive loss in the year ended December 31, 2008 and none in the year ended December  31, 2007.  In  2008, the Company recorded an other-than-temporary impairment charge on two corporate debt securities in the amount of $655,000 with a deferred tax benefit of $266,000 and a settlement loss in the amount of $43,000 with a deferred tax benefit of $14,000 on the termination of the CB&T pension plan.

The components of comprehensive income (loss) are as follows:

	December 31,
(In thousands)	2008		2007

Net (loss) income	$	(5,779)	$3,059
Available for sale securities:
Net unrealized losses on securities		(1,018)	(336)
Reclassification adjustment for other-than- temporary impairment losses realized in noninterest income		655	--
Income tax (expense) benefit		(126)	147
		(489)	(189)
Pension plan assets and benefit obligations:
Net unrealized gains		--	241
Realized loss on pension termination		(43)	--
Income tax benefit (expense)		14	(82)
		(29	159
Total comprehensive (loss) income		$(6,297)	$3,029